Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of FTS International, Inc. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of FTS International, Inc. on Forms S-8 (File No. 333-222892 and File No. 333-231745) and on Form S-3 (File No. 333-234610).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 27, 2020